EXHIBIT 99.1

INSIGNIA SOLUTIONS TO ACQUIRE MI4E

-Company Draws $1.3 Million in Funding-

Combined Company Rounds Out Insignia’s Over-The-Air (OTA) Mobile Device Management Offerings With:
•	Strong legacy support by integrating Open Mobile Alliance (OMA) client provisioning technology with Insignia’s Secure System Provisioning (SSP v2)
•	Customer references for combined company with proven solution already deployed in the field
•	Increased sales coverage for mi4e’s DMS product
•	Opportunity to up-sell existing mi4e customers Insignia’s SSPv2/DM solution

Fremont, California, February 10, 2005 — Insignia Solutions, plc (NASDAQ:INSG) announced today that on February 9, 2005 it entered into an agreement to acquire mi4e Device Management AB, a private company headquartered in Stockholm, Sweden. mi4e was founded in 2003 and is a leading provider of client provisioning device-management software and services to mobile operators, virtual operators and value added service providers. This acquisition enables Insignia to offer a more complete solution to mobile network operators and handset manufacturers. Importantly, it also secures the necessary infrastructure and customer references to allow the combined company to aggressively pursue new customers, contracts and strategic relationships.

The consideration payable in the transaction is 3,959,588 American depositary shares (ADSs) representing ordinary shares, in addition to a maximum of 700,000 euros in a potential earn out based on a percentage of future revenue collected from sales of existing mi4e products. The acquisition of mi4e, which is subject to customary closing conditions, is expected to close by March 1, 2005.

Mark McMillan, CEO of Insignia Solutions, commented, “With a truly complete and integrated offering, Insignia now has a presence at the table as large operators begin deciding how to manage the more complex mobile phones required to support the wide and growing array of mobile data services being offered by mobile carriers worldwide. The combined company is more competitive, with increased access to important potential partners and customers. While adoption of new OMA standards has been slow to date, we believe that we are now at an inflection point as the industry’s rate of adoption accelerates. With a more complete solution, referenceable customers, and strong customer and industry relationships to introduce future products, we are well positioned to maximize the very large opportunities in front of us.”

Anders Furehed, CEO of mi4e, stated, “We are very excited to be joining the Insignia team. The combination of our years of experience in deploying client provisioning platforms and the combined technologies of these two companies should result in a powerful force in the mobile device management market.” mi4e’s mature client provisioning technology is licensed by customers such as Vodacom, Amena, Telstra, Dobson, Braval and “3.” mi4e delivered one of the world’s first professional carrier grade DMS systems to Telstra in Australia in 2001.

Insignia and mi4e Device Management AB have formed relationships with strategic industry leaders and partners to deliver high-value, integrated solutions for mobile operators and value-added service providers. The partial list of valuable strategic partners include: Axalto (world’s leading provider of microprocessor cards, according to Gartner, 2003, Frost & Sullivan 2003 and a major supplier of point-of-sale terminals) and Materna (one of Germany’s leading system integrators).

Insignia and mi4e are at the forefront of OTA provisioning and device-management technology and together can support all OTA-capable devices on the market today. The Device Management Server (DMS) platform activates, configures and updates all major device types and formats. DMS is updated on an ongoing basis to support the very latest devices and parameters available.

The mi4e Device Branding Manager (DBM) is a platform that brands and re-brands mobile devices according to operator or user segment specifications. Branding the look, feel, and functionality of mobile devices is becoming increasingly important to provide users with added value, standardized functionality, individuality, and a sense of community membership.

The combination of the two companies creates a standards-based intelligent device management platform that supports over 350 existing phone models, as well as all new OMA-DM compatible phones that have been shipped since late 2004. This transaction will position Insignia to immediately gain mi4e operator deployments worldwide and provide mobile device management solutions to virtually all operators today with a path to leverage newer OMA-DM phones as they reach the market.

Concurrently with the mi4e acquisition, Insignia has received approximately $1.3 million through the sale of 3,220,801 ADSs representing ordinary shares pursuant to a letter delivered under its previously executed agreement with Fusion Capital Fund II, LLC. The company has terminated that agreement, under which it has received $5.8 million in aggregate funding.

Mr. McMillan concluded, “We will be able to maximize the assets and operations of the combined company with slightly lower operating costs. Judicious cost controls and operation management will further improve our financial position as we identify and target design wins and business in Europe, the Americas and Asia.”

Conference Call
Insignia Solutions will host a conference call today, Thursday, February 10, 2005 at 2:00 p.m. Pacific Time. A live webcast will be available via a link on the Investor Relations portion of Insignia’s website at www.insignia.com. A question and answer session will follow immediately. An on-demand archive of the call will be available through the Company’s website for a period of two weeks after the event.

About Insignia Solutions
Insignia provides an important ingredient to mobile operators and terminal manufacturers by enabling customers to manage a growing, complex and diverse community of mobile devices. Insignia’s products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world. Insignia Solutions is traded on NASDAQ under the symbol INSG. The company is headquartered in Fremont, California with research and development and European operations based in the United Kingdom. For additional information about Insignia or its products please visit http://www.insignia.com.

Insignia, Insignia Solutions, and the Insignia Solutions logo are registered trademarks, and Secure System Provisioning, Open Management Client, Dynamic Capabilities and Over-The-Air Repair are trademarks of Insignia Solutions, Inc. All other trademarks are the property of their respective holders.

Forward-Looking Statements
The statements in this press release relating to matters that are not historical are forward-looking statements that involve risks and uncertainties. This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to, Insignia’s need for additional capital to sustain operations, Insignia’s reliance on the successful introduction of its Secure

System Provisioning (“SSP”) product line, Insignia’s need to generate significantly greater revenue to achieve profitability and Insignia’s liquidity and capital needs. Further details on these and other risks are set forth in Insignia Solutions’ filings with the Securities and Exchange Commission, including its most recent filings on Forms 10-K and 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at <http://www.sec.gov>. Insignia Solutions does not undertake an obligation to update forward-looking or other statements in this release.

CONTACTS:

Insignia Solutions Robert Collins, Chief Financial Officer (510) 360-3700	Financial Dynamics Investors: Teresa Thuruthiyil (415) 439-4500